Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:                             AT  FINANCIAL RELATIONS BOARD
Bob Ende                                    General Info: Marilynn Meek (212) 445-8451
Senior Vice President of Finance            Investor Info: Susan Garland (212) 445-8458
COMFORCE Corporation
(516) 437-3300
bende@comforce.com


FOR IMMEDIATE RELEASE
March 25, 2004

                         COMFORCE CORPORATION ANNOUNCES
                    FOURTH QUARTER 2003 AND FULL YEAR RESULTS

     Woodbury, NY -March 25, 2004- COMFORCE Corporation (ASE: CFS), a leading provider of high-tech professional staffing, consulting and outsourcing services, today reported results for the fourth quarter ended December 28, 2003. Revenues in the quarter increased 16.1% to $ 105.7 million compared to $91.0 million from the same period last year. Sequentially, revenues increased 9.7% compared to revenues of $96.3 million in the third quarter of 2003. The improvement in revenues was primarily due to the continued growth in PRO Unlimited, which had a 24.9% increase in revenues in the fourth quarter over the prior year quarter. The Company also benefited from increased corporate spending in certain sectors of Staff Augmentation. Technical Services, which includes Government Staffing, was up 32.0%. However, revenues in Information Technology were lower than fourth quarter 2002, as were service revenues in the Company's Financial Outsourcing Services segment.

     Gross profit for the fourth quarter of 2003 was $17.3 million or 16.4% of sales, compared to $17.0 million, or 18.6% of sales in the fourth quarter of 2002. Operating income for the fourth quarter was $3.1 million compared to an operating loss of $(15.9) million in the fourth quarter of 2002. In the fourth quarter of 2002, under the provisions of SFAS 142, the Company recorded a non-cash charge to operating income for goodwill impairment of $19.0 million. Excluding these non-cash charges, operating income for the fourth quarter 2002 was $3.1 million. As a percentage of sales, operating income excluding the goodwill impairment and before depreciation and amortization decreased to 4.0% in the fourth quarter of 2003, compared to 4.5% in the prior year period. The lower operating profit was the result of lower revenues in the Financial Outsourcing Services Segment, and a lower gross margin percentage due primarily to PRO Unlimited representing a higher percentage of the Company's revenue, and pricing pressure.

     Interest expense was $3.3 million for the fourth quarter of 2003, compared to $3.8 million in the fourth quarter of 2002. The decrease in interest expense was due to lower market interest rates, the previously announced retirement of the Company's 15% PIK debentures and the repurchase of the Company's Senior Notes.

     In December 2003, the Company repurchased $2.5 million principal amount of Senior Notes, resulting in a gain on debt extinguishment realized by the Company of $808,000.

     There was pre-tax income of $712,000 in the fourth quarter 2003, compared to a pre-tax loss of $(19.9) million in the prior year period. The Company realized a tax provision of $546,000 in the fourth quarter of 2003 compared to a tax benefit of $(1.4) million in the fourth quarter of 2002.

     The Company recorded net income of $166,000 or $0.00 per basic and diluted share in the fourth quarter of 2003, compared to a net loss of $(18.5) million, or $(1.11) per basic and diluted share in the fourth quarter of 2002.

Full Year Results

     COMFORCE reported revenues of $381.7 million for the fiscal year ended December 28, 2003, compared to revenues of $381.5 million in the comparable year period. The flat revenue for the twelve-month period reflected the effects of a jobless economic recovery, particularly in sales to customers in the certain areas of the Staff Augmentation segment, including Information Technology and Telecom during 2003. Financial Outsourcing Services Segment sales were also lower for full year 2003, compared to the same period last year. The lower sales were offset by the 13.5% year-over-year growth in revenues by PRO Unlimited for full year 2003.

     Operating loss was $(18.5) million for the year, compared to an operating loss of $(7.4) million for the same period last year. In third quarter fiscal 2003, under the provisions of SFAS 142, the Company recorded a non-cash charge for goodwill impairment in the amount of $28.0 million. Excluding this non-cash charge, operating income for fiscal 2003 was $9.5 million. Included in the operating loss for the year was a previously recorded insurance recovery of $1.6 million related to a non-cash charge for uncollectible funding and service fees receivable of $2.4 million which was recorded in the fourth quarter of 2001. In 2002, the Company reported an operating loss of $(7.4) million, which included a $19.0 million write-off of goodwill. Excluding this non-cash charge, operating income for full year 2002 was $11.6 million. The lower operating profit was the result of lower revenues in the Financial Outsourcing Services Segment, and a lower gross margin percentage due primarily to PRO Unlimited representing a higher percentage of the Company's revenue, and pricing pressure.

     The Company's interest expense for fiscal 2003 was $13.9 million compared to interest expense of $16.0 million for fiscal 2002. As a result of the Company's exchange and repurchase of 15% PIK debentures and 12% Senior Notes in 2003, the Company recognized a gain on debt extinguishment of $9.6 million in fiscal 2003.

     There was a pre-tax loss of $(22.6) million for fiscal 2003, compared to a pre-tax loss of $(23.4) million for the prior year period. The Company realized a tax provision of $625,000 for fiscal 2003 compared to a tax benefit of $(2.1) million for fiscal 2002.

     Principally due to the $28.0 million write-off of goodwill in the third quarter of 2003, the Company recorded a net loss of $(23.2) million or $(1.44) per basic and diluted share for full year 2003. The Company recorded a net loss of $(74.0) million, or $(4.45) per basic and diluted share for full year 2002, which included the cumulative effect of a change in accounting principle relative to the Company's write-off of goodwill in the amount of $52.8 million, net of taxes, in the first quarter of 2002 and a $19.0 million write-off of goodwill in the fourth quarter. Excluding the cumulative effect of a change in accounting principle, the Company recorded a net loss of $(21.2) million, or $(1.28) per basic and diluted share for the full year 2002.

Recent Events

     Earlier this month, COMFORCE announced the repurchase of $11.5 million principal amount of its 12% Senior Notes for consideration of $9.2 million. Since that date the Company has repurchased an additional $4.5 million principal amount for consideration of $3.8 million. Including these most recent purchases, since June 2000 the Company has reduced its public debt from $138.8 million to $69.0 million. As a result COMFORCE has reduced its annual interest expense by approximately $7.0 million, including by borrowing at the lower rates available under its bank credit facilities to effectuate repurchases and by exchanging preferred equity and lower interest rate convertible notes for this public debt.

     COMFORCE also announced earlier that it has sold a controlling interest in some of its niche Telecom operations and contracted to sell a remaining minority interest in these operations by June 30, 2004. Total consideration payable to the Company is cash and notes valued at $3.8 million by an independent valuation firm. Revenues from these niche operations were less than 3.5% of the Company's total revenues. COMFORCE plans to focus on the development of key business sectors which it has identified as having the greatest growth potential for the Company, including RightSourcing Vendor Management Services within Healthcare Support Services, Government Staffing, Call Centers, and its PRO Unlimited division. At the same time COMFORCE will continue to develop its Telecom business, particularly within its Engineering, Furnishing and Installation (EF&I) division.

Comments from Management

     John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, "We are most pleased with the improvement in our financial results for the fourth quarter of 2003. PRO reported its largest increase in revenue for the year and this was largely responsible for our overall revenue increase. However, we were also encouraged by the increases reported in certain segments of Staff Augmentation, including Technical Services, which includes Government Staffing. Conversely, Information Technology and our Financial Outsourcing Services Segment both had lower revenues in fourth quarter 2003 than our prior year fourth quarter.

     "We are further encouraged by recent industry statistics, which indicate that the business improvement we began to see toward the end of our fourth quarter should continue. The forecast for revenue growth for the staffing industry is approximately 6.5% in 2004, with the biggest industry segment, temporary help, forecasted to grow at 6.1%. We are seeing evidence of this trend in our current quarter, which has historically been our slowest quarter. To date, revenue run rates are similar to our fourth quarter run rates and significantly above first quarter revenues of $87.8 million in 2003.

     "The last three years have been challenging for all of us. However, during that time we took positive steps to position COMFORCE to take advantage of an improving economy and upturn in our industry. Today, we are a stronger and leaner company. Based upon our strategic plan to reduce our interest expense and improve our balance sheet, the company has reduced its public debt from $138.8 million to $69.0 million since June 2000. As a result of this debt reduction we will realize annualized savings of approximately $7.0 million in interest expense.

     Mr. Fanning concluded, "We are extremely excited about future growth opportunities in our RightSourcing Vendor Management Services within Healthcare Support Services. This vendor management program has become a top priority among larger clients as they look to cut costs and save time. We are equally excited about future growth in the Government Staffing and Call Center sectors. All indicators show that these areas have the greatest needs. COMFORCE has a proven track record and strong foothold into some major and expanding government contracts. There is also a trend for companies to outsource their call centers. These centers present an opportunity for long-term assignments and the addition of immediate revenue. We remain excited about PRO, which was the Company's top performer in 2003. We have also continued to invest in our business and as a result are well positioned to take competitive advantage of the improving market environment."

     COMFORCE Corporation will hold an investor conference call to discuss the Company's financial and operational results at 2:00 p.m. Eastern Time on March 25, 2004. Investors will have the opportunity to listen to the conference call through the Internet at www.fulldisclosure.com. To listen to the live call, please go to the web site at least 15 minutes before the start of the call. For those who cannot listen to the live broadcast, a replay will be available beginning approximately one hour after the call and continuing for 90 days at the above web site. We expressly disclaim any responsibility for updating the information in the broadcast during the period it remains available for reply.

About COMFORCE

          COMFORCE Corporation provides specialty staffing, consulting and outsourcing services primarily to Fortune 500 companies. The Company operates in three business segments - Human Capital Management Services, Staff Augmentation, and Financial Outsourcing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary. The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services, Travel Nurses Unlimited and Nurse Staffing Services, Technical Services, Information Technology (IT), Telecom, and Other Staffing Services. The Financial Outsourcing Services segment provides payroll, funding and outsourcing services to independent consulting and staffing companies. COMFORCE has forty (40) offices nationwide.

          To view the Company's web page visit http://www.comforce.com

     Various statements made in this release concerning the Company's expectations are forward looking statements. The Company may be unable to realize its objectives due to various important factors, including, but not limited to: weakness in job growth or renewed economic malaise generally or in key industries served by the Company, such as aircraft manufacturing and information technology, a reduction in government spending in key sectors served by the Company, or a reduction in the demand for outsourcing services generally which could heighten competition among staffing companies and negatively impact revenues and margins; the Company's significant leverage may leave it with a diminished ability to obtain additional financing for working capital, capital expenditures or acquisitions, for retiring higher interest rate debt or for otherwise improving the Company's competitiveness and capital structure or expanding its operations; and the recent effectiveness of new accounting rules will heighten the standards under which the Company must evaluate annually the retention of goodwill on its books and create a greater likelihood that the Company will be required to write-off goodwill in future periods (in addition to the write-offs of $74.0 million in 2002 and $28.0 million in 2003), which could have a material adverse impact on its financial condition and results of operations. Additional important factors are described under "Forward Looking Statements" in Part II, Item 7 of the Company's 10-K for the year ended December 29, 2002 and under "Risk Factors" in the S-8 of the Company filed with the SEC on April 24, 2003 (Registration No. 333-104730). These disclosures may be accessed through the SEC's web site at "www.sec.gov" and will be forwarded free of charge upon request made to Linda Annicelli, VP of Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box 9006, Woodbury, New York 11797, telephone 516-437-3300.



                             Financial Tables Follow

                   COMFORCE CORPORATION AND SUBSIDIARIES

             Consolidated Statements of Operations
           (in thousands, except per share amounts)
                          (unaudited)
                                                                      Three Months Ended        Twelve Months Ended
                                                                 December 28,   December 29,  December 28, December 29,
                                                                    2003          2002           2003         2002
                                                                 -----------    -----------   -----------  -----------

Revenue:
   Net sales of services                                         $   105,660    $  91,015     $  381,687   $  381,501
                                                                 -----------    -----------   -----------  -----------
Costs and expenses:
   Cost of services                                                   88,375       74,063        317,593      311,821
   Selling, general and administrative expenses                       13,106       12,817         50,315       54,096
   Goodwill impairment                                                     -       19,000         28,000       19,000
   Depreciation and amortization                                       1,040        1,015          4,247        4,000
                                                                 -----------    -----------   -----------  -----------
        Total costs and expenses                                     102,521      106,895        400,155      388,917
                                                                 -----------    -----------   -----------  -----------
Operating (loss) income                                                3,139      (15,880)       (18,468)      (7,416)
                                                                 -----------    -----------   -----------  -----------
Other income (expense):
   Interest expense                                                   (3,253)      (3,836)       (13,931)     (16,007)
   Write-off of deferred financing costs                                   -            -           (431)           -
   Gain on debt extinguishment                                           808            -          9,582            -
   Other income (loss), net                                               18         (191)           637           27
                                                                 -----------    -----------   -----------  -----------
                                                                      (2,427)      (4,027)        (4,143)     (15,980)

Income (loss) before tax                                                 712      (19,907)       (22,611)     (23,396)
Provision (benefit) for income taxes                                     546       (1,380)           625       (2,149)
                                                                 -----------    -----------   -----------  -----------
        Income (loss) before a cumulative effect of a
          change in accounting principle                                 166      (18,527)       (23,236)     (21,247)
                                                                 -----------    -----------   -----------  -----------
Cummulative effect of a change in accounting
   principle - goodwill impairment,
   net of tax benefit of $2,200                                            -            -              -      (52,800)
                                                                 -----------    -----------   -----------  -----------
        Net Income (loss)                                        $       166    $ (18,527)    $  (23,236)  $  (74,047)
                                                                 -----------    -----------   -----------  -----------
Dividends on preferred stock                                             126            -            672            -
                                                                 -----------    -----------   -----------  -----------
        Loss attributable to common shareholders                 $        40    $ (18,527)    $  (23,908)  $  (74,047)
                                                                 ===========    ===========   ===========  ===========
Basic income (loss) per common share:
   Income (loss) before a cumulative effect of a
        change in accounting principle                           $      0.00    $   (1.11)    $    (1.44)  $    (1.28)
   Cummulative effect of a change in accounting
       principle - goodwill impairment                                     -            -              -        (3.17)
                                                                 -----------    -----------   -----------  -----------
   Net income (loss)                                             $      0.00    $   (1.11)    $    (1.44)  $    (4.45)
                                                                 ===========    ===========   ===========  ===========
Diluted income (loss) per common share:
   Income (loss) before a cumulative effect of a
        change in accounting principle                           $      0.00    $   (1.11)    $    (1.44)  $    (1.28)
   Cummulative effect of a change in accounting
        principle - goodwill impairment                                    -            -              -        (3.17)
                                                                 -----------    -----------   -----------  -----------
   Net income (loss)                                             $      0.00    $   (1.11)    $    (1.44)  $    (4.45)
                                                                 ===========    ===========   ===========  ===========

Weighted average common shares outstanding, basic                     16,659       16,659         16,659       16,659
                                                                 ===========    ===========   ===========  ===========
Weighted average common shares outstanding, diluted                   16,659       16,659         16,659       16,659
                                                                 -----------    -----------   -----------  -----------

                    COMFORCE CORPORATION AND SUBSIDIARIES

                         Consolidated Balance Sheets
                             December 28, 2003 and December 29, 2002
             (in thousands, except share and per share amounts)


                                                                                      December 28,         December 29,
     Assets                                                                               2003                 2002
                                                                                      ------------         ------------

Current assets:
    Cash and cash equivalents                                                         $    7,598               6,378
    Accounts receivable, less allowance of
      $377 and $548 in 2003 and 2002, respectively                                        52,378              45,244
    Funding and service fees receivable, less allowance of
      $515 and $671 in 2003 and 2002, respectively                                        23,726              28,365
    Prepaid expenses and other current assets                                              4,026               6,391
    Deferred income taxes, net                                                             1,733               1,858
                                                                                      ------------         ------------
                 Total current assets                                                     89,461              88,236

Deferred income taxes, net                                                                 1,695                   -
Property and equipment, net                                                                8,499              11,612
Intangible assets, net                                                                       132                 198
Goodwill, net                                                                             32,242              60,242
Deferred financing costs, net                                                              2,284               2,576
                                                                                      ------------         ------------
                 Total assets                                                         $  134,313             162,864
                                                                                      ============         ============
                    Liabilities and Stockholders' Deficit

Current liabilities:
    Accounts payable                                                                  $    2,757               2,957
    Accrued expenses                                                                      42,127              37,893
                                                                                      ------------         ------------
                 Total current liabilities                                                44,884              40,850

Long-term debt                                                                           127,960             142,779
Deferred income taxes, net                                                                     -                 161
Other liabilities                                                                             93                 315
                                                                                      ------------         ------------
                 Total liabilities                                                       172,937             184,105
                                                                                      ------------         ------------

Commitments and contingencies

Stockholders'deficit:
    Common stock, $.01 par value; 100,000,000 shares authorized,
      16,659,397 and 16,659,360 shares issued and
      outstanding in 2003 and 2002, respectively                                             167                 167
    Preferred stock                                                                        4,817                   -
    Additional paid-in capital                                                            50,501              49,588
    Accumulated other comprehensive income (loss)                                             76                 (47)
    Accumulated Deficit, since January 1, 1996                                           (94,185)            (70,949)
                                                                                      ------------         ------------
                 Total stockholders' deficit                                             (38,624)            (21,241)
                                                                                      ------------         ------------
                 Total liabilities and stockholders' deficit                          $  134,313             162,864
                                                                                      ============         ============

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